UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

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PROGRESS SOFTWARE CORPORATION
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
DALE L. FULLER
EDWARD TERINO

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2012 annual meeting of shareholders of Progress Software Corporation, a Massachusetts corporation.

On April 23, 2012, Starboard Value LP issued the following press release:

Starboard Files Definitive Proxy Materials To Elect Three Highly Qualified Nominees To The Board Of Directors Of Progress Software At Upcoming Annual Meeting

Urges Shareholders to Vote FOR Starboard’s Nominees on the WHITE Proxy Card Today

NEW YORK, April 23, 2012 – Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of Progress Software Corporation (“Progress” or the “Company”) (NASDAQ:PRGS) with current ownership of approximately 5.2% of the outstanding shares, today announced that it has filed definitive proxy materials with the SEC in connection with the upcoming 2012 Annual Meeting.

Starboard is urging shareholders to elect its three highly qualified nominees, Dale L. Fuller, Jeffrey C. Smith and Edward Terino, in place of incumbent directors Michael L. Mark, David A. Krall, and Ram Gupta.

Starboard’s definitive proxy materials are available for viewing on the SEC’s website at http://tinyurl.com/starboardproxy.  In its materials, Starboard stated its belief that Progress is deeply undervalued due to the Company’s deteriorating operating performance, persistent and increasing losses in the Company’s Enterprise Business Solutions (EBS) business, declining revenue growth over the past two quarters, and conglomerate structure of three unrelated business units with disparate profitability and growth prospects.

Specifically, Starboard has grown increasingly concerned with the deteriorating trends in the Company’s EBS segment.  During the first quarter, EBS segment revenue declined 16.8%, yet operating expenses increased 17.2%, resulting in operating losses widening from -$6.8 million in the first quarter of 2011, to -$20.7 million in the recent quarter.  On the current annualized run rate, the EBS business will lose over $80 million in 2012.  The EBS segment has already generated total losses of approximately $147 million over the past three years, and given the recent declines in revenue, it does not appear to be improving.

Starboard further noted that Progress has committed to disclosing a revised strategic plan by the end of this month.  Though Starboard will reserve judgment until it has had an opportunity to review the revised strategic plan, Starboard continues to believe that the best way to enhance value for shareholders is to separate the Company’s three unrelated businesses while immediately addressing the significant operating losses in the EBS segment.

Starboard stated its belief that significant change to the Board is warranted given the serious issues facing the Company and that its nominees are highly qualified to serve on the Board.  If elected, Starboard’s nominees would work constructively with the other members of the Board to review the Company’s operating cost structure and disparate operating businesses, and identify opportunities to address the substantial valuation discrepancy between the intrinsic value of these businesses and the current enterprise value of the Company.

Starboard also continues to be open-minded about a mutually agreeable resolution with the Company to avoid the necessity of a proxy contest.  However, to date, the Company has been unwilling to engage with Starboard to commence discussions regarding a constructive solution to the pending proxy contest.

Finally, Starboard urged all shareholders to vote FOR Starboard’s nominees on the WHITE proxy card today.  For assistance in voting your shares, please contact Okapi Partners at (855) 208-8903.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies.  Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Okapi Partners
Bruce H. Goldfarb / Patrick McHugh / Lydia Mulyk
(212) 297-0720